                                                                     EXHIBIT 5.1


                                 August 5, 1996


Catalytica, Inc.
430 Ferguson Drive
Mountain View, California  94043

   RE:  REGISTRATION STATEMENT ON FORM S-8
        ----------------------------------

Gentlemen:

   We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on August 5, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,600,000 shares of your Common Stock reserved for issuance under the 1992 Stock Option Plan and the 1992 Employee Stock Purchase Plan and the 1995 Director Option Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

   It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                   Very truly yours,

                                   WILSON, SONSINI, GOODRICH & ROSATI
                                   Professional Corporation